Articles of Continuance
Business Corporations Act
Sections 188, 273 and 274

1.	Name of Corporation	2. Corporate Access Number
	Edge Resources Inc.	2014814525

3.	The classes of shares, and any maximum number of shares that the corporation is authorized to issue:
See attached Schedule “A” hereto.

4.	Restrictions on share transfers (if there are no restrictions, enter "NONE”):
None

5.	Number, or minimum and maximum number of directors:
Minimum 1 - Maximum 10

6.	If the corporation is restricted FROM carrying on a certain business or restricted TO carrying on a certain business, specify the restrictions (if there are no restrictions, enter "NONE”):
None.

7.	If a change of name is effected, indicate previous name:
Guildhall Minerals Ltd.

8.	Details of incorporation:
Incorporated under the Business Corporations Act of British Columbia on September 30, 1968.

9.	Other rules or provisions (if there are no rules or provisions, enter "NONE”):
See attached Schedule “B” hereto.

Nicole Kiss	/s/ Nicole Kiss
Name of Person Authorizing (please print)	Signature

Solicitor	July 23, 2009
Title (please print)	Date

This information is being collected for the purposes of corporate registry records in accordance with the Business Corporations Act.  Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Coordinator for Alberta Registries, Box 3140, Edmonton, Alberta T5J 4L4, (780) 427-7013.

REG 3039 (Rev. 2003/05)

Schedule “A” attached to
The Articles of Continuance of

EDGE RESOURCES INC.
(the “Corporation”)

DATED the 23rd day of July, 2009

The Corporation is hereby authorized to issue an unlimited number of Common Shares and an unlimited number of Preferred Shares, having attached thereto the following rights, privileges, restrictions and conditions:

1.	COMMON SHARES

(a)	Voting

The holders of Common Shares shall be entitled to receive notice of, attend at and vote at all meetings of Shareholders on the basis of one (1) vote for each Common Share held.

(b)	Dividends

Subject to the rights of the holders of any class of shares ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive and participate rateably in any dividends declared by the Board of Directors of the Corporation except in respect of such dividends as may be declared in favour of the holders of Preferred Shares, or any other class of shares issued by the Corporation to the exclusion of the holders of Common Shares. No dividend shall be declared or paid on Common Shares in respect of entitlement to share in the remaining property of the Corporation in the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets or property for the purpose of winding up the affairs of the Corporation, if such declaration or payment would cause the realizable value of the assets of the Corporation to be less than the aggregate of:

(i)	its liabilities;

(ii)	the stated capital of all issued and outstanding shares of the Corporation; and

(iii)	the amount the Corporation would be required to pay on a complete redemption or purchase of any issued and outstanding redeemable preferred shares in the capital of the Corporation.

(c)	Liquidation, Dissolution or Winding-up

Subject to the rights of the holders of any class of shares ranking senior to the Common Shares, in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Common Shares shall be entitled to share rateably in the distribution of the remaining assets of the Corporation.

2. PREFERRED SHARES

(a)	The Preferred Shares shall be issuable in one or more series at any time and from time to time.

(b)
The Directors of the Corporation, by resolution made prior to the issuance of Preferred Shares of a particular series, shall fix the number of Preferred Shares in the particular series and shall determine the designation, rights, privileges, restrictions and conditions attaching to the Preferred Shares of the particular series.

(c)	The Directors of the Corporation may change the rights, privileges, restrictions and conditions attached to unissued shares of any series.

Schedule “B” attached to
The Articles of Continuance of

EDGE RESOURCES INC.
(the “Corporation”)

DATED the 23rd day of July, 2009

Other Rules or Provisions:

(a)
The Directors of the Corporation may, between annual general meetings, appoint one or more additional Directors of the Corporation to serve until the next annual general meeting, but the number of additional Directors shall not at anytime exceed one-third of the number of Directors who held office at the expiration of the last annual general meeting of the Corporation.

(b)	The Corporation shall have a lien on the shares registered in the name of a Shareholder or his legal representative for a debt of that Shareholder to the Corporation.

(c)	The holder of a fractional share of the Corporation shall be entitled to exercise any voting rights and to receive any dividend in respect of the fractional share.